Exhibit 10.1

CARMAX, INC.

NOTICE OF STOCK OPTION GRANT

[Date]

%%FIRST_NAME%-% %%LAST_NAME%-%

%%ADDRESS_LINE_1%-%

%%ADDRESS_LINE_2%-%

%%CITY%-% , %%STATE%-% %%ZIPCODE%-%

Dear %%FIRST_NAME%-% %%LAST_NAME%-%

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company. Accordingly, I am pleased to inform you that, as of %%OPTION_DATE%_% the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you non-statutory options to purchase shares of the common stock of CarMax, Inc. (the “Options”) as set forth herein. The Options are not qualified for Incentive Stock Option tax treatment. Limited stock appreciation rights (“SARs”), described below, were also granted in connection with these Options.

The Options and SARs are subject to the provisions of the Plan. The Committee administers the Plan. The terms of the Plan are incorporated into this notice of Stock Option Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control. All capitalized terms not defined herein shall have the meaning given to them in the Plan. Please refer to the Plan for certain conditions not set forth in this Notice of Grant. Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way. Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20     are available from the Company’s corporate secretary at (804) 747-0422.

Number of Shares Subject to Option:	%%TOTAL_SHARES_GRANTED%-%
Option Price Per Share:	%%OPTION_PRICE%-%

Vesting of Options

Except as otherwise provided in this Notice of Grant, the Options will vest and become exercisable according to the following schedule: one-fourth on %%VEST_DATE_PERIOD1%-% , one-fourth on %%VEST_DATE_PERIOD2%-% , one-fourth on %%VEST_DATE_PERIOD3%-% , and one-fourth on %%VEST_DATE_PERIOD4%-% provided you continue to be employed by the Company on such dates.

Termination of Options

The unexercised Options shall terminate upon the earliest to occur of the following conditions:

1.	Expiration. The Options will expire on %%EXPIRE_DATE_PERIOD1%-% (the “Expiration Date”).

2.	Termination Without Cause or, if applicable, for Good Reason; Immediate Vesting.

If (a) the Company terminates your employment with the Company for any reason other than Cause (as defined in the “Cause” section below), or (b) you have an effective severance or employment agreement with the Company (or a subsidiary of the Company) and you terminate your employment for “Good Reason” (as defined in such agreement), if applicable, then all of your Options will become immediately vested and exercisable, effective as of the date of the termination of your employment. Except as otherwise provided in the “Age and Service Vesting” section set forth below, you, your personal representative, distributees, or legatees, must exercise your Options within three (3) months of the effective date of such termination.

3.	Termination For Cause. Upon termination of your employment with the Company for Cause, and notwithstanding the terms of the “Age and Service Vesting” section set forth below, your unexercised vested and unvested Options will terminate immediately.

4.	Change in Full-Time Employment Status. In the event that your employment with the Company changes from full-time to part-time for any reason, and notwithstanding the terms of the “Age and Service Vesting” section set forth below, your unvested Options will expire on the date of the change. Your vested Options will be unaffected and remain subject to the terms of this Notice of Grant.

5.	Resignation; Leave. Except as otherwise provided in the “Age and Service Vesting” section set forth below, in the event that you resign your employment with the Company, you must exercise your vested Options within three (3) months of your resignation date or they will expire. Options that have not vested by your resignation date will expire on your resignation date. Employees on authorized leave (as determined under the Company’s authorized leave policy) will not be considered as having terminated merely by reason of the leave and will continue to be eligible to exercise and sell their Options during the period of the leave.

Cause

For purposes of this Notice of Grant, “Cause” shall mean the following:

1.	If you have an effective severance or employment agreement with the Company (or a subsidiary of the Company), then “Cause” shall have the meaning set forth in your employment or severance agreement.

2.	If you do not have an effective severance or employment agreement with the Company (or a subsidiary of the Company), then “Cause” shall mean that the Company (or any of its subsidiaries) has any reason to believe any of the following:

a)	you have committed fraud, misappropriation of funds or property, embezzlement or other similar acts of dishonesty;

b)	you have been convicted of a felony or other crime involving moral turpitude (or pled nolo contendere thereto);

c)	you have used, possessed or distributed any illegal drug;

d)	you have committed any misconduct that may subject the Company to criminal or civil liability;

e)	you have breached your duty of loyalty to the Company, including, without limitation, the misappropriation of any of the Company’s corporate opportunities;

f)	you have committed a serious violation or violations of any Company policy or procedure;

g)	you refuse to follow the lawful instructions of Company management;

h)	you have committed any material misrepresentation in the employment application process;

i)	you have committed deliberate actions, including neglect or failure to perform the job, which are contrary to the best interest of the Company; or

j)	you have continually failed to perform substantially your duties with the Company.

Exercise of Options

When the Options are exercisable, you may purchase shares of Company common stock under your Option by:

1.	Giving written notice to the Company, signed by you, stating the number of shares you have elected to purchase; and

2.	Remitting payment of the purchase price in full (You may deliver Mature Shares of Company common stock that you own in satisfaction of all or any part of the purchase price or make other arrangements satisfactory to the Company and permitted by the Plan regarding payment of the purchase price); and

3.	Remitting payment to satisfy the income tax withholding requirements for non-statutory options or making other arrangements to satisfy such withholding that are satisfactory to the Company and permitted by the Plan.

Death or Disability

If your employment by the Company terminates because you die or become disabled, all of your Options covered by this Notice of Grant will become immediately vested and exercisable, effective as of the date of the termination of your employment, and you, your personal representative, distributees, or legatees, as applicable, may exercise your vested Options at any time before the Expiration Date.

Age and Service Vesting

If your employment with the Company is terminated and such termination is not for Cause, and, as of the date if the termination you have:

1.	Attained 55 years of age and completed ten years of continuous employment with the Company;

2.	Attained 62 years of age and completed seven years of continuous employment with the Company; or

3.	Attained 65 years of age and completed five years of continuous employment with the Company;

then, all of your Options covered by this Notice of Grant will become immediately vested and exercisable, effective as of the date of the termination of your employment, and you, your personal representative, distributees, or legatees, as applicable, may exercise your vested Options at any time before the Expiration Date.

Transferability of Options

Except as provided below, the Options are not transferable by you other than by will or by the laws of descent and distribution and is exercisable during your lifetime only by you. You may transfer your rights under the Option during your lifetime subject to the following limitations:

1.	Transfers are allowed only to the following transferees:

a)	Your spouse, children, step-children, grandchildren, step-grandchildren or other lineal descendants (including relationships arising from legal adoptions). Such individuals are hereinafter referred to as “Immediate Family Members”.

b)	Trust(s) for the exclusive benefit of any one or more of your Immediate Family Members.

c)	Partnership(s), limited liability company(ies) or other entity(ies), the only partners, members or interest holder of which are among your Immediate Family Members.

d)	Pursuant to a court issued divorce decree or Domestic Relations Order (as defined in the Code or Title I of the Employee Retirement Income Security Act (or rules thereunder)).

2.	You may not receive any consideration in connection with the transfer.

3.	Transferees may not subsequently transfer their rights under the Option except by will or by the laws of descent or distribution.

4.	Following the transfer, the Option will continue to be subject to the same terms and conditions as were applicable immediately prior to transfer (except that the transferee may deliver the Option exercise notice and payment of the exercise price).

5.	You must give written notice of the transfer to the Company and the Company may require that any transfer is conditioned upon the transferee executing any document or agreement requested by the Company.

Any Option transferred in accordance with the terms hereof shall be accompanied by the associated SAR.

Change of Control; SARs

Notwithstanding the vesting schedule set forth in the “Vesting of Options” section hereof, in the event of a Change of Control, all unvested Options granted hereunder shall vest in accordance with the following:

•	50% of your unvested Options shall vest upon the date of the Change of Control; and

•

50% of your unvested Options shall vest upon the one year anniversary of the date of the Change of Control. Notwithstanding the foregoing, in the event that any of your unvested Options would have vested sooner than the one year anniversary of the date of the Change of Control (based upon the vesting schedule set forth in the “Vesting of Options” section hereof or any other terms or conditions affecting vesting rights contained herein), such sooner vesting date shall apply to such unvested Options.

You shall have the right during the period beginning on the applicable vesting date set forth above and ending on the Expiration Date to exercise any and all vested Options in accordance with the provisions of this Notice of Grant.

Pursuant to this Notice of Grant, you have been granted one (1) SAR for every Option granted to you hereunder. Following a Change of Control, you may choose to exercise the SARs granted hereunder in lieu of exercising your vested Options. Doing so will relieve you of the obligation to pay for the exercise of your Options as described above and, instead, will allow you to receive a cash payment of the net value of your SARs as calculated below without having to remit any payment to the Company. The SARs granted in connection with the Options are limited SARs and may be exercised in accordance with the Plan and the terms hereof as follows:

1.	The SARs shall only be exercisable if a Change of Control occurs. In such event, the SARs will be exercisable at any time during a period of 90 days beginning on the date the Change of Control occurs. To the extent that the SARs or their underlying Options are not exercised during an exercise period, the SARs will become unexercisable again until such time as another Change of Control occurs or %%EXPIRE_DATE_PERIOD1%-% , when they expire.

2.	When the SARs become exercisable, you may exercise the SARs by giving written notice to the Company, signed by you, stating the number of SARs that you are exercising.

3.	Upon exercise of the SARs, you shall receive in exchange from the Company an amount equal to the excess of (x) the value of the Company’s common stock on the date of exercise, over (y) the exercise price of the underlying Option. For purposes of this paragraph, the value of the Company’s common stock shall be the Fair Market Value of the Company’s common stock on the date of exercise.

4.	The Company’s obligation arising upon exercise of the SARs shall be paid in cash and shall be subject to required income tax withholdings.

5.	To the extent a SAR is exercised, the underlying Option must be surrendered. The underlying Option, to the extent surrendered, shall no longer be exercisable.

Change in Capital Structure

If the number of outstanding shares of the Company’s common stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Company shares for which you have unexercised Options and the exercise price will automatically be adjusted, as provided in the Plan, (i) so as to preserve the ratio that existed immediately before the change between the number of such shares and the total number of shares of Company stock previously outstanding, and (ii) so that your aggregate Option price remains the same; provided, however, that the Company will not be required to issue any fractional shares upon exercise of your Options as a result of such adjustment.

Legal Fees

The grant of these Options does not obligate the Company to continue your employment. If there is any litigation involving Options, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Notice of Grant following a Change of Control, then insofar as such action is not deemed to be frivolous by the arbitrator, the Company shall bear all expenses related to the arbitration, including all legal fees incurred by you. The Committee shall have the authority to interpret and administer this Notice of Grant.

Acceptance

By accepting this grant on-line, this Notice of Grant, together with the Plan, will become a Stock Option Agreement between you and the Company that is governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia. By accepting this grant online, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading” which can be found on The CarMax Way.

Sincerely,
[Name, Title]

ACCEPTED:

Signature

Printed Name	Employee ID Number

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